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                                                                    EXHIBIT 11.1

                               REMEDY CORPORATION

                           COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                         JUNE 30,                  JUNE 30,
                                                    -------------------       -------------------
                                                     1996        1995          1996        1995
                                                    -------     -------       -------     -------
PRIMARY
  Weighted average number of common shares
     outstanding..................................   13,139      12,224        13,044       8,985
  Convertible preferred shares, as if converted...       --          --            --       1,887
  Incremental common shares attributable to shares
     issuable under employee stock plans..........    1,929       2,287         1,886       2,246
                                                    -------     -------       -------     -------
          Total shares............................   15,068      14,511        14,930      13,118
                                                    =======     =======       =======     =======
Net income:
  Amount..........................................  $ 3,380     $ 1,658       $ 5,647     $ 2,460
                                                    =======     =======       =======     =======
  Per share.......................................  $  0.22     $  0.11       $  0.38     $  0.19
                                                    =======     =======       =======     =======
FULLY DILUTED
  Weighted average number of common shares
     outstanding..................................   13,138      12,224        13,044       8,985
  Convertible preferred shares, as if converted...       --          --            --       1,887
  Incremental common shares attributable to shares
     issuable under employee stock plans..........    1,930       2,287         1,940       2,283
                                                    -------     -------       -------     -------
          Total shares............................   15,069      14,511        14,984      13,155
                                                    =======     =======       =======     =======
Net income:
  Amount..........................................  $ 3,380     $ 1,658       $ 5,647     $ 2,460
                                                    =======     =======       =======     =======
  Per share.......................................  $  0.22     $  0.11       $  0.38     $  0.19
                                                    =======     =======       =======     =======

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